LICENSE AGREEMENT
BEVMAX OFFICE CENTERS
880 Third Avenue, 9th & 12th Floors. New York, N.Y. 10022

License #	0046	Date	4/20/2012

Licensee:	Glennart Consulting Group LLC
(please i	Partnership
1Principal’s/2Contact Person’s Name:	Arthur Raymond Malvett
Persons Authorized to Use Office:	Glenn Foley, Arthur Malvett, Ryan Foley
Federal ID:	45-4352665
BOC Telephone #
Type of Business:	Medical Technology
Licensed Office(s):	905A and 905B
Fixed Fee/Additional Fees:	Licensee's Fixed Fee from 5/1/12-6/30/12 shall be $3,000.00 per month
Licensee's Fixed Fee from 7/1/12-8/31/12 shall be $3,500.00 per month
Licensee's Fixed Fee from 9/1/12-10/31/12 shall be $3,900.00 per month
Licensee's Fixed Fee from 11/1/12-12/31/12 shall be $4,300.00 per month
Licensee's Fixed Fee from 1/1/13-2/28/13 shall be $4,600.00 per month
Licensee's Fixed Fee from 3/1/13-4/30/13 shall be $4,800.00 per month
$400.00 Additional Fees per month for 1-3 Toshiba telephones including voicemail and 3 T-1 connections/users
Commencement Fee:	$450.00
Service Retainer:	$8,000.00
Broker:	Daniel Soffer - S.O.S.
License Term:	12 Month

A) Commencement Date	May 1, 2012
B) Termination Date:	April 30th, 2013
Person’s Authorized to Sign for Licensee:	Arthur Raymond Malvett
Licensor:	Bevmax Office Centers 880 Third Avenue LLC

This License Agreement made as of 4-20-12 between Bevmax Office Centers 880 Third Avenue LLC (hereinafter “Licensor”) and Glennart Consulting Group LLC (hereinafter “Licensee”) incorporates pages 2 and 3 of this License Agreement (attached hereto) and we both agree to comply with all terms and conditions as delineated on this page, pages 2 and 3 of this License Agreement.

Licensee:	Glennart Consulting Group LLC	Licensor:	Bevmax Office Centers 880 Third Avenue LLC

By:	/s/	By:	/s/
	Authorized Signature / Date		Authorized Signature / Date

	Arthur Raymond Malvett		Fredric Feld
	Print Name		Print Name

License Agreement (Page 2)

1.	Standard Services: In consideration of the Licensee's payment of the Fixed Fee, the Commencement Fee, and the Service Retainer (all listed on front page of this License Agreement) as well as other valuable consideration, l) Licensor allows Licensee to use the office(s) listed on the front page of this License Agreement (hereinafter "Agreement") 24 hours a day, 7 days a week for the License Term (listed on front page) subject to the Rules and Regulations, a copy of which Licensee acknowledges was received with this Agreement, (which Rules and Regulations may be reasonably changed by Licensor from time to time upon written notice to Licensee) and subject to Licensor's right upon 3 days written notice to Licensee to relocate Licensee to a different office within the Center of at least equal size and quality, 2) Licensor provides Licensee with Receptionist during normal business hours, 3) 12 hours a month use of a conference room (as available), 4) delivery of mail, 5) use of common areas including pantry, 6) Licensor also provides heating, HVAC, electricity (subject to Building rules / regulations), 7) office cleaning, and 8)maintenance of Licensor equipment and offices due to ordinary wear and tear.

2.	a) Fees: The Fixed Fee is payable in advance on the first day of each month during the License Term to Licensor at Bevmax Office Centers, 75 Rockefeller Plaza, 18th Floor, New York, N.Y. 10019. (If the License Term begins on a day other than the 1st day of a month, the second payment of the Fixed Fee will be prorated). The Commencement Fee and Service Retainer (defined in paragraph 3) are to be paid upon the signing of this Agreement. Additional Fees (including all applicable taxes) are due on the 1st day of the month, in the month following the month that the additional services (defined in paragraph 4) are rendered. All invoices which have not been paid in full by the 10th day of the month will be subject to a 5% Late Payment Fee.

b) In the event that Licensee does not pay either the Fixed Fee and/or the Additional Fees when due (hereinafter "Monetary Default") and such Monetary Default is not cured within 3 business days after written notice of such Monetary Default is hand delivered to Licensee, then Licensor may terminate Licensee's internet access, security cards and remove telephones. After a Monetary Default, Licensee shall still be obligated to pay-all Fixed Fees and applicable Additional Fees for the duration of the License Term.

3.	Service Retainer: The Service Retainer is to be held by Licensor as security for payment of all fees due and payable under this Agreement as well as all possible damages to Licensor's equipment and furniture, office space and all and any obligations of Licensee under this Agreement. The Service Retainer will not be kept in a separate account and no interest will be paid to Licensee. The Service Retainer may be applied to all past due fees, monies and/or damages as they occur, at Licensor's discretion. This Service Retainer will be returned (less any monies due under this Agreement) 60 days after the expiration of the License Term or 60 days after termination as defined in paragraph 6. In the event the Service Retainer is applied to past due fees, then the Licensee is obligated to replenish the Service Retainer to the original amount set on page 1 of this Agreement immediately.

4.	Additional Services: Additional Services are services above and beyond Standard Services as defined in paragraph 1 which are available at both Licensee's and Licensor's option pursuant to Licensor's rate schedule. The Additional Fees for these Additional Services shall be paid by Licensee pursuant to paragraph 2.

5.	a) Liability: Licensor and Bevmax Office Centers 880 Third Avenue LLC are not liable for any loss or damages as a direct or indirect result of Licensor's misfeasance or nonfeasance in connection with providing any service including but not limited to telephone usage, internet usage, electricity, and all utilities and building services as well as all Additional Services. Licensor is not liable for damages/claims resulting from fire, water damage, accidents and/or "force majeure". Licensees' sole remedy for interruption or failure of any service, utility or actual access to the office center or their assigned office is the suspension or adjustment of the Fixed Fee or Additional Fees as is applicable.

b) Condition Precedent: As a specific condition precedent to the Licensor entering into this License Agreement, The Licensee unequivocally and absolutely agrees not to make any claim for damages including but not limited to loss of profits or gross income which are directly or indirectly a result of Licensor's action or inaction, misfeasance or nonfeasance unless said damages are a direct result of Licensor's gross negligence and then such damages are to be limited to suspension or adjustment of Fees as outlined in paragraph 5(a).

6.	a) Licensor Termination: Licensor may terminate this Agreement before the end of the License Term in the event that any of the terms, conditions, paragraphs of this Agreement are not performed or complied with, or if they are violated including but not limited to payment of any fees, monies, and/or violations of the Rules and Regulations (hereinafter "Default"), and the Default is not cured within 3 business days after written notice of such Default is hand delivered to Licensee. Notwithstanding the foregoing, Licensor may terminate this Agreement immediately after Licensee has committed 3 separate Defaults of this Agreement.

b) Licensee Termination: Licensee can terminate this Agreement in either of the following events, l) there is no access to the office center for 6 concurrent business days, 2) there is no telecommunication service, phone or internet service for 10 concurrent business days, upon written notice of termination of Agreement indicating lack of access or telecommunication service and Licensor's not curing same within 2 business days.

License Agreement (Page 3)

7.	Insurance: Licensee is to provide Licensor with a certificate of insurance covering all of Licensee's personal properly as well as liability insurance covering its own employees and third parties naming Bevmax Office Centers/Licensor as additional insured. Licensee has the obligation to indemnify Licensor for Licensee's breaches, negligence and all and any actions that cause damage to Licensee, Licensor's employees, center or property and/or Licensee's invitees Licensor is not responsible for loss, damage or theft of any of Licensee, or its employees, invitees, guests, vendors, and/or visitor's personal property unless the loss theft or damage is a direct result of Licensor's gross negligence.

8.	Damages: If this License is terminated pursuant to Licensee's default pursuant to paragraph 6 a), then Licensor will be entitled to collect and Licensee must pay to Licensor a minimum of the number of months remaining on the License Term multiplied by the Fixed Fee as well as all damages to Licensor's property and any and all other damages. In the event of such default by Licensee, Licensor shall be entitled to retain the Service Retainer, which shall be credited by Licensor against the damages outlined above as well as to pursue all other remedies and damages available at law. Licensee is to take good care of all of the furnishings, equipment, personal property of the Office Center as well as the installation of the Office Center (e.g. carpet, light fixtures, wallcoverings, pictures, sheetrock walls). All damages resulting from Licensee or its invitees, guests, vendors, and visitors actions will be added to the Additional Fees invoice.

9.	Internet Service: Internet usage is to be limited to standard usage. Any applications using large amounts of bandwidth eg. Bloomberg, trading programs, streaming media, virtual private networks (VPN), etc. as well as devices used for sharing network connections, such as routers, wireless access points, hubs and switches are prohibited unless permission is specifically provided by Licensor in this Agreement, otherwise such applications or devices may not be used by Licensee within Bevmax Office Centers, and Licensor will be entitled either to take Licensee off the internet network immediately as well as remove devices immediately. Licensor reserves the right to terminate internet service to the Licensee upon 2 business days written notice when, a) Licensee is either using a disproportionate amount of bandwidth, or b) Other Licensee's use of internet is negatively affected in any way, or c) there is a material negative impact on the Bevmax Office Centers network. In the event Licensor terminates the Licensee's internet service, Licensee has the right to terminate this License Agreement upon 3 days written notice. Licensee must have acceptable and functioning "anti-virus" software before they will be connected to the internet. VoIP (Voice over Internet Protocol) devices are not permitted on the network.

10.	Miscellaneous:

a) Licensee may not assign this agreement without Licensor's prior written consent and may not grant use of its office to a 3rd party.

b) Upon termination of this Agreement, Licensee agrees NOT to file a change of address form with the US Post Office. Licensor will file change of address form for Licensee based on Licensee's written notice of new address. Licensor agrees to forward all mail to Licensee (at Licensee's expense) for a period of 30 days. Provided Licensee is not in default, Licensor agrees to forward all mail and will keep their telephone number and voicemail active for 1 month after termination of License Agreement.

c) All notices are to be in writing, Certified or Registered Mail or any other delivery service providing proof of deliver), including hand delivery by Bevmax Office Centers personnel as evidence by signed receipt of same, to either Licensor or Licensee at their addresses listed on page 1 of this agreement.

d) Licensee agrees to abide by, comply with and not violate the Rules and Regulations of Bevmax Office Centers, a copy of which was delivered to Licensee before the signing of this License Agreement.

e) Licensor & Licensee agree to waive their respective rights to a Jury Trial.

f) Telephone usage shall be billed at the rates as listed on our rate schedule. These rates are subject to change based upon 30 days prior written notice.

g) In the event that Licensee remains in the office after the Termination Date or earlier Termination of License based on paragraph 6 then in addition to Licensor availing itself of all legal remedies available under applicable law. Licensee will be charged 400% of the Fixed Fee listed on the 1st page of the License Agreement on a prorata basis.

h) If the last day of the License Term or any renewal thereof falls on a Saturday, Sunday or holiday, this License shall terminate on the business day immediately following. The last invoices shall be pro-rated accordingly.

i) It is understood that this License is not a lease, that no leasehold or tenancy is intended to be created hereby, and that this License shall not be construed so as to create the relationship of landlord and tenant

j) This Agreement is specifically subject to all the terms, conditions, and paragraphs of Licensor's Lease of the 9th and 12th floors of 880 Third Avenue between Vandergrand Properties Co., L.P. and Bevmax Office Centers 880 Third Avenue LLC dated August 8, 2008 (hereinafter the "Lease").

k) If the Lease is terminated or surrendered for any reason, then this License Agreement will automatically terminate at the same time.